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                                  EXHIBIT 11
                  HILTON HOTELS CORPORATION AND SUBSIDIARIES
                      COMPUTATION OF PER SHARE EARNINGS

   Net income per share is based on net income divided by the total of the weighted average number of common shares outstanding during the year, plus the equivalent shares relating to the assumed exercise of stock options. The calculation of common shares is as follows:


                                        1994            1993            1992
                                     ----------      ----------      ----------
Shares outstanding January 1         47,846,854      47,677,922      47,549,892
Stock option-weighted average
  exercises                              22,484          14,078          10,923
Outstanding when market price
  exceeds exercise price at
  end of periods                      1,220,560         999,033       1,055,849
Less shares assumed purchased
  with proceeds                        (805,555)       (709,285)       (736,744)
                                     ----------      ----------      ----------
COMMON AND COMMON EQUIVALENT
  SHARES                             48,284,343      47,981,748      47,879,920
                                     ==========      ==========      ==========
Net Income (in millions)                 $121.7           106.1           103.9
                                     ==========      ==========      ==========
Earnings per share                        $2.52            2.21            2.17
                                     ==========      ==========      ==========